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                                                                     EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT

                                  by and among:

                            RED WING SOFTWARE, INC.,

                        RED WING BUSINESS SYSTEMS, INC.,

                         CHAMPION BUSINESS SYSTEMS, INC.

                                       AND

                          ACTIVE IQ TECHNOLOGIES, INC.

                          Dated as of February 17, 2003

                          ----------------------------

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                             EXHIBITS AND SCHEDULES

       Exhibit A              Certain Definitions

       Exhibit B              Assignment and Assumption Agreement

       Exhibit C              Parent Notes to be Paid Off at Closing

       Exhibit D              Parent Notes to be Exchanged for Purchaser Notes

       Exhibit E              Parent Notes Paid Off Prior to Closing

       Exhibit F              January Letter Agreement

       Exhibit G              Opinion of Counsel to Seller

       Exhibit H              Opinion of Counsel to Purchaser

       Exhibit I              Disclosure Schedule


       Schedule 1.1           Purchased Assets

       Schedule 1.2           Excluded Assets

       Schedule 1.3           Assumed Liabilities

[Pursuant to Item 601(b)(2) of Regulation S-K, certain the foregoing exhibits and schedules have been omitted from this agreement. The Registrant will furnish a copy of any omitted schedule or exhibit to the Commission upon request.]


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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of February 17, 2003 by and among Red Wing Software Inc., a Delaware corporation (the "Purchaser"), Red Wing Business Systems, Inc., a Minnesota corporation ("Red Wing"), Champion Business Systems, Inc., a Colorado corporation ("Champion" and, together with Red Wing, the "Seller"), and Active IQ Technologies, Inc., a Minnesota corporation and the sole shareholder of each of Red Wing and Champion ("Parent"). Parent and each of Red Wing and Champion are collectively referred to herein as, the "Selling Parties" and individually as, a "Selling Party." Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

A. The Selling Parties are engaged in the business of developing, integrating, and supporting the accounting and financial software needs of small to mid-sized businesses (the "Business"). The Business is sometimes referred to herein as the "Acquired Business."

B. The Selling Parties desire to sell to the Purchaser, and the Purchaser desires to purchase from the Selling Parties, all of the assets of the Selling Parties owned or used in connection with the Business. The Purchaser is willing to assume certain of the liabilities and obligations of the Seller specified herein related to the Business, all upon the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

      In consideration of the premises and mutual covenants hereinafter set forth and other good and valuable consideration, the parties hereto, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:

SECTION 1. ASSUMED AND EXCLUDED ASSETS AND LIABILITIES

      1.1. PURCHASED ASSETS.

      On the terms and subject to the conditions of this Agreement, and except as provided in Section 1.2, the Selling Parties shall transfer, convey and assign (or cause to be transferred, conveyed and assigned) to the Purchaser, at the Closing, and the Purchaser shall purchase and acquire from Seller, all right, title and interest in and to all of the Purchased Assets (as defined below) free and clear of all loans, encumbrances and security interests, except as expressly set forth herein. The "Purchased Assets" shall mean all right, title and interest in and to all of Seller's assets, properties, rights of any kind, whether tangible or intangible, real or personal, that constitute or that are used in, needed for the conduct of or material to, or that otherwise relate in any material respect to the Business or are or were used in or useful to the Business, including, but not limited to, all right, title and interest in and to the following assets of Seller:

            (a) Patents and Patent Applications; Trademarks: All of the patents, patent applications, trademarks, trademark applications, trade names (including "Red Wing Software", "Red Wing Business Systems" and "Champion Business Systems"), URLs (including "redwingsoftware.com"), service marks and service mark applications relating to the Business,


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including those identified on Schedule 1.1(a), and any counterparts, reissues, extensions, continuations and continuations in part related to the foregoing;

            (b) Other Proprietary Assets: All Proprietary Assets, goodwill and similar or related assets of the Business and variations thereof including the Proprietary Assets identified in Part 4.8 of the Disclosure Schedule, and all of the copyrights, trade secrets, know-how, computer software, inventions, designs, drawings, source codes, verification and validation environments, manufacturing specifications and databases, in process research and development, product reviews, customer lists and other Proprietary Assets identified on Schedule 1.1(b);

            (c) Cash, Accounts Receivable and Other Assets: All accounts receivable and all cash, notes or other securities and accounts of the Business as set forth on the Closing Balance Sheet (as defined in Section 3.3(e) herein), as well as all deposits, advance payments, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund relating to products and services purchased or sold by the Business and all other assets of the Business as set forth on the Closing Balance Sheet;

            (d) Inventory; Equipment; Other Tangible Assets: The inventories, equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Business identified on
Schedule 1.1(d), including the tangible assets identified in Part 4.15 of the Disclosure Schedule and all advertising and promotional materials of the Business;

            (e) Contracts: All those Seller Contracts which are effectively assigned and transferred to the Purchaser hereby as part of the Purchased Assets pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit B attached hereto (the "Assignment and Assumption Agreement"), all of which are set forth on Schedule 1.1(e) (the "Assumed Contracts");

            (f) Leasehold Interests: The leasehold interests associated with the Business identified on Schedule 1.1(f), including leases identified in Part 4.13 of the Disclosure Schedule;

            (g) Governmental Authorizations: To the extent assignable, all Governmental Authorizations held by the Selling Parties (including the Governmental Authorizations identified in Part 4.11 of the Disclosure Schedule) relating to the Business;

            (h) Claims: All claims (including claims for past infringement of Proprietary Assets) and causes of action of the Selling Parties against other Persons relating to the Purchased Assets (regardless of whether or not such claims and causes of action have been asserted by the Selling Parties), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Selling Parties relating to the Purchased Assets (regardless of whether such rights are currently exercisable);

            (i) Books and Records: All books, records, files and data of the Selling Parties relating to the Business and the Purchased Assets, including, without limitation, all customer and supplier lists (with addresses); and

            (j) Other Assets: All of the other assets of the Selling Parties relating to the Business and the Purchased Assets and identified on Schedule 1.1(j).


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      1.2. EXCLUDED ASSETS.

      Anything contained in this Agreement to the contrary notwithstanding, there are expressly excluded from the Purchased Assets those assets, properties and rights set forth on Schedule 1.2. For convenience of reference, the assets, properties and rights which are not to be transferred, conveyed and assigned to the Purchaser are hereinafter collectively referred to as the "Excluded Assets."

      1.3. ASSUMED LIABILITIES.

      Except as provided in Section 1.4 hereof, simultaneously with the transfer, conveyance and assignment to the Purchaser of the Purchased Assets, the Purchaser shall assume the following Liabilities, and only the following Liabilities, of the Selling Parties:

            (a) the Liabilities set forth on Schedule 1.3 in the respective amounts of such Liabilities as shall be set forth on the Closing Balance Sheet provided that such Liabilities have been incurred in the Ordinary Course of Business subsequent to the date hereof and are fixed and determinable as of the Closing Date; and

            (b) all Liabilities arising after the Closing Date under the Assumed Contracts; provided, that such obligations: (i) arise after the Closing Date;
(ii) do not arise from or relate to any Breach by the Selling Parties of any provision of any of the Assumed Contracts, (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of the Assumed Contracts; and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of the Assumed Contracts (the "Designated Contractual Obligations").

For convenience of reference, the Liabilities being assumed by the Purchaser as aforesaid are hereinafter collectively referred to as the "Assumed Liabilities."

      1.4. EXCLUDED LIABILITIES.

Anything contained in this Agreement to the contrary notwithstanding, except for those Liabilities specifically to be assumed by the Purchaser as stated in
Section 1.3, the Purchaser is not assuming any other Liabilities of the Selling Parties, whether in connection with the Purchased Assets or otherwise; and, provided further, that notwithstanding anything to the contrary contained in this Agreement, the "Designated Contractual Obligations" shall not include, and the Purchaser shall not be required to assume or to perform or discharge:

            (a) any Liability of any Person under the Assumed Contracts, except for Liabilities of the Selling Parties expressly set forth therein;

            (b) any Liability of the Selling Parties arising from or relating to any action taken by the Selling Parties, or any failure on the part of the Selling Parties to take any action, at any time prior to the Closing Date;

            (c) any Liability of the Selling Parties for the payment of any Tax;

            (d) any Liability of the Selling Parties to any employee or former employee of the Selling Parties under or with respect to any Employee Benefit Plan, profit sharing plan, dental plan or for severance pay or for accrued vacation pay or wages;


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            (e) any Liability of the Selling Parties to any Related Party and
any liability of the Business to the Selling Parties including, without limitation, any intercompany payables;

            (f) any Liability under any Assumed Contract, if the Selling Parties shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Assumed Contract;

            (g) any Liability that is inconsistent with or constitutes an inaccuracy in, or that arises or exists by virtue of any Breach of, (i) any representation or warranty made by the Selling Parties in any of the Transactional Agreements, or (ii) any covenant or obligation of the Selling Parties contained in any of the Transactional Agreements; or

            (h) any other Liability of the Selling Parties not expressly assumed by the Purchaser pursuant to the provisions of any of the Transactional Agreements. For convenience of reference, the Liabilities of the Selling Parties not being assumed by the Purchaser as aforesaid are hereinafter collectively referred to as the "Excluded Liabilities."

SECTION 2. PURCHASE PRICE

      2.1. PURCHASE PRICE.

      Subject to the terms and conditions hereof, the aggregate purchase price to be paid to the Selling Parties for the Purchased Assets shall consist of $752,426 in cash less any portion of Borrowed Cash as defined in Section 7.8 to the extent the Borrowed Cash has not been repaid in full by Parent as of the Closing Date (the "Purchase Price"), representing the agreed upon payoff in full satisfaction of any and all amounts owed by Parent with respect to the Parent notes identified in Exhibit C attached hereto which are to be paid off concurrent with or immediately following the Closing. In addition, Purchaser shall issue notes in the amounts and to the persons or entities set forth on Exhibit D attached hereto in full satisfaction of any and all amounts owed by Parent as of the Closing Date to such persons or entities (the "Purchaser Notes").

      2.2. PAYMENT OF PURCHASE PRICE.

      At the Closing, against delivery to the Purchaser of appropriate instruments of transfer, conveyance and assignment with respect to the Purchased Assets and all of the Transactional Agreements, the Purchaser shall pay the Purchase Price to the Selling Parties in immediately available funds; provided, however, that Purchaser may elect, in its sole discretion, to pay off directly any notes identified in Exhibit C which the Parent has obtained written agreements to pay off following the Closing, but which have not been paid off as of such date, and reduce the Purchase Price by the aggregate amount of any such payments.

      2.3. ALLOCATION.

      At or prior to the Closing, the Purchaser and the Selling Parties shall agree to a written statement setting forth the manner in which the consideration referred to in Section 2.1 is to be allocated among the Purchased Assets. Neither Purchaser nor the Selling Parties shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.


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SECTION 3. CLOSING

      3.1. CLOSING.

      The closing (the "Closing") shall take place at the offices of Purchaser on or before the third business day following the date upon which the conditions to closing set forth in Section 9 hereof are satisfied or waived, or on such other date or at such other place or time as the Purchaser and the Selling Parties may mutually agree (the date of the Closing is hereinafter referred to as the "Closing Date").

      3.2. EFFECTIVENESS.

      The transactions contemplated by this Agreement to be taken at the Closing shall be effective as 5:00 p.m. (Central Time) on the Closing Date and all references herein to the Closing Date shall be as of such time on the Closing Date.

      3.3. CLOSING DELIVERIES.

      At the Closing, without limiting any of the conditions to the Closing set forth in Section 9.1 and 9.2 herein:

            (1) The Selling Parties shall execute and deliver, or shall cause to be executed and delivered, to the Purchaser such bills of sale, endorsements, assignments (including patent assignments) and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Purchased Assets free and clear of any Encumbrances and, simultaneously therewith, the Selling Parties shall take (or shall cause to be taken) all steps necessary to put the Purchaser in possession and operating control of the Purchased Assets;

            (2) The Selling Parties and the Purchaser shall execute and deliver the Assignment and Assumption Agreement;

            (3) Purchaser shall pay the Purchase Price as provided in Section
      2.2 herein and shall deliver the Purchaser Notes;

            (4) The Selling Parties shall deliver copies of minutes of meetings of, and/or resolutions duly and validly adopted and approved by, their respective Boards of Directors and the shareholders of each of the Selling Parties approving and authorizing the execution, delivery and performance by each of them of this Agreement, the Transactional Agreements and the consummation of the sale and purchase of the Purchased Assets hereunder and all other transactions contemplated hereby and thereby, certified as true and correct on the Closing Date by their respective secretaries, as well as copies of all consents and approvals identified on Part 4.2(b) of the Disclosure Schedule;

            (5) The Selling Parties shall execute and deliver to the Purchaser a certificate (the "Closing Certificate") containing (i) a balance sheet of the Business dated as of the date immediately preceding the Closing Date (the "Closing Balance Sheet") and (ii) setting forth the representations and warranties of the Selling Parties that (a) each of the representations and warranties made by the Selling Parties in this Agreement was accurate in all material respects as of the date of this Agreement, (b) each of the representations and warranties made by the Selling Parties in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, (c) each of the covenants and obligations that the Selling Parties are required to


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      have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects, and (d) each of the conditions set forth in Section 9.1 herein have been satisfied in all material respects; and

            (6) The Selling Parties shall also deliver or cause to be delivered to Purchaser the Books and Records, including originals of all Assumed Contracts, and each of the agreements and documents contemplated to be delivered by or entered into by the Selling Parties in connection with or pursuant to this Agreement, including without limitation each of the Transactional Agreements, duly executed by such party or parties.

      3.4. PASSAGE OF TITLE; RISK OF LOSS.

      Legal and equitable title and risk of loss with respect to all of the Purchased Assets shall pass to the Purchaser on transfer of such assets at the Closing.

      3.5. FURTHER ASSURANCES, ETC.

      The Selling Parties shall, at any time and from time to time after the Closing, and notwithstanding any knowledge of the Purchaser at the time of the execution of this Agreement or the Closing, upon the request of the Purchaser,
(i) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, transfers, conveyances, assignments, powers of attorney or assurances as may be required to transfer, assign, convey and grant to the Purchaser all of the Purchased Assets in accordance with the terms hereof, and (ii) take such other actions as the Purchaser may reasonably request in order to carry out the intent of this Agreement or to enable the Purchaser to operate the Purchased Assets and the Business substantially in the manner as such business has been operated by or proposed to be operated by the Selling Parties prior to the Closing. The Selling Parties shall take any and all reasonable actions which may be necessary to prevent any Person from having recourse against any of the Purchased Assets or against the Purchaser as transferee thereof with respect to any Excluded Liabilities. If requested by the Purchaser, the Selling Parties shall present or otherwise enforce in its own name for the benefit of the Purchaser any claims, rights or benefits that are transferred to the Purchaser by this Agreement and that require prosecution or enforcement in name of Seller. The Selling Parties shall take these actions for a period of six months from the Closing Date at no cost to the Purchaser, and at any time thereafter upon reasonable compensation and reimbursement of expenses incurred by the Selling Parties in performing said actions.

      3.6. CONSENTS.

      Notwithstanding any knowledge of the Purchaser at the time of execution of this Agreement or the Closing, the Selling Parties shall, upon the request of the Purchaser, use its reasonable best efforts to obtain as quickly as possible all Consents and shall make all other notices and take all other actions required in connection with the purchase and sale of the Purchased Assets, including without limitation obtaining, making or taking any Consents, notices or actions required in connection with the assignment or assumption of any of the Assumed Contracts, to the extent not obtained prior to the Closing.

      3.7 TRANSITION ASSISTANCE.

      From the date hereof, the Selling Parties will not in any manner take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging employees, customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationship with Purchaser after the Closing Date as were maintained with the Selling Parties prior to the Closing Date. Following the Closing Date, the Selling Parties will refer all customer inquiries relating to


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the Business to Purchaser and shall immediately cease the use of any and all tradenames, trademarks and other names previously used in connection with the Business and transferred to Purchaser pursuant to this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

      The Selling Parties represent and warrant to Purchaser that the representations made in this Section 4 are correct and complete as of the date hereof, except as set forth in the Disclosure Schedule.

      4.1. AUTHORITY; BINDING NATURE OF AGREEMENTS; CAPACITY.

            (a) Subject to the approval of Parent's shareholders, the Selling Parties have the absolute and unrestricted right, power and capacity to enter into and to perform its obligations under this Agreement and all other agreements, certificates and instruments contemplated to be executed and delivered by it in connection with this Agreement, including, without limitation, the Transactional Agreements to which it is or may become a party, and the execution, delivery and performance by the Selling Parties of this Agreement and such other agreements, certificates and instruments, as the case may be, has been duly authorized by all necessary action on the part of the Selling Parties. Each of this Agreement and such other agreements, certificates and instruments constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Selling Parties, enforceable against each Selling Party in accordance with their respective terms.

            (b) The Selling Parties have the financial capability to comply with and perform all of its covenants and obligations under each of the Transactional Agreements to which it is or may become a party. The Selling Parties are entering into the Agreement and the Transactional Agreements to which it is a party voluntarily, without coercion and based upon its own judgment and not in reliance upon any representations or promises made by any party other than those contained herein. In entering into this Agreement and such Transactional Agreements, the Selling Parties have consulted with legal counsel familiar with agreements and arrangements similar to the Agreement and such Transactional Agreements and the transactions contemplated thereby.

      4.2. NON-CONTRAVENTION; CONSENTS.

            (a) Subject to the approval of Parent's shareholders, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will, directly or indirectly (with or without notice or lapse of time):

                        (1) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Selling Parties, or any of the assets owned or used by the Selling Parties, is subject;

                        (2) to the Knowledge of the Selling Party, except as set forth in Part 4.2(a) of the Disclosure Schedule, cause the Selling Parties to become subject to, or to become liable for the payment of, any Tax;

                        (3) to the Knowledge of the Selling Parties, cause any of the assets owned or used by the Selling Parties to be reassessed or revalued by any taxing authority or other Governmental Body;


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                        (4) except as set forth in Part 4.2(a) of the Disclosure
      Schedule, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Selling Parties or any of its employees or that otherwise relates to the Acquired Business or the Purchased
      Assets;

                        (5) except as set forth in Part 4.2(a) of the Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of Assumed Contracts;

                        (6) except as set forth in Part 4.2(a) of the Disclosure Schedule, give any Person the right to (i) declare a default or exercise any remedy under any Assumed Contract, (ii) accelerate the maturity or performance of any Assumed Contract, or (iii) cancel, terminate or modify any Assumed Contract;

                        (7) give any Person the right to any payment by the Selling Parties or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Seller in favor of any Person;

                        (8) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Selling Parties.

            (b) Except as set forth in Part 4.2(b) of the Disclosure Schedule, none of the Selling Parties were, are and will be required to make any filing with or give any notice to, or to obtain any Consent, approval, authorization, order, registration or qualification from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

      4.3. NON-ASSIGNMENT.

      No Selling Party has, at any time since November 2001:

            (a) made a general assignment for the benefit of creditors;

            (b) filed, or had filed against it, any bankruptcy petition or similar filing;

            (c) suffered the attachment or other judicial seizure of all or a substantial portion of its assets;

            (d) except as disclosed on Part 4.2(d) of the Disclosure Schedule, admitted in writing its inability to pay its debts as they become due;

            (e) been convicted of, or pleaded guilty to, any felony; or

            (f) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform its respective covenants or obligations under any of the Transactional Agreements.


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      4.4. FINANCIAL STATEMENTS.

            The Selling Parties have delivered to the Purchaser the unaudited balance sheet of the Business as of December 31, 2002 (the "Balance Sheet Date"), attached hereto as Part 4.4 of the Disclosure Schedule (the "Balance Sheet"). The Balance Sheet is accurate and complete in all material respects, and the dollar amount of each line item included in the Balance Sheet is accurate in all material respects. The Balance Sheet presents fairly the financial position of the Business as of the date thereof. The Balance Sheet has been prepared substantially in accordance with GAAP, applied on a consistent basis throughout the periods covered.

      4.5. ABSENCE OF CHANGES.

      Except as set forth in Part 4.5 of the Disclosure Schedule, since December 31, 2002, in connection with the Acquired Business or the Purchased Assets, none of the Selling Parties has:

            (a) suffered any material adverse change in its business, condition (financial or otherwise), assets, liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof), and no event has occurred that might have such an adverse effect;

            (b) sold or otherwise transferred, and has not leased or licensed, any asset to any other Person, except in the Ordinary Course of Business;

            (c) pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

            (d) entered into, and none of the Purchased Assets has become bound by, any Contract, except in the Ordinary Course of Business;

            (e) incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared substantially in accordance with GAAP) incurred by Seller in the Ordinary Course of Business;

            (f) discharged any Encumbrance or discharged, satisfied, or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Balance Sheet or have been incurred by Seller since the Balance Sheet Date in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

            (g) entered into any transaction or taken any other action outside the Ordinary Course of Business;

            (h) agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses (c) through (g) above.

      4.6. TITLE TO PROPERTIES; ENCUMBRANCES.

            (a) Except as set forth in Part 4.6 of the Disclosure Schedule, the Selling Parties are the true and lawful owner of and have good and marketable title to all of the Purchased Assets (real, personal and mixed, tangible and intangible, but excluding any leasehold interests).


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            (b) The Selling Parties have all necessary power and authority to sell and transfer the Purchased Assets to the Purchaser, and upon consummation of such transfer pursuant to this Agreement the Purchaser will acquire good and marketable title to all of such Purchased Assets free and clear of all title defects, Encumbrances and restrictions of any kind, except the following: (i) liens shown in Part 4.6 of the Disclosure Schedule securing specified Liabilities or obligations with respect to which no default exists; (ii) mechanics', carriers', worker's and other similar liens arising in the Ordinary Course of Business and consistent with past practice since the Balance Sheet Date; and (iii) liens for current taxes not yet due and payable.

      4.7. PURCHASED ASSETS.

      To the Knowledge of the Selling Parties, the Purchased Assets constitute all of the assets and property held for use or used in connection with the Acquired Business and are adequate for the lawful conduct, ownership and operation of such business as presently conducted and as proposed to be conducted by the Selling Parties. To the Knowledge of the Selling Parties, except as set forth in Part 4.7 of the Disclosure Schedule, the transfer of assets contemplated herein will effectively convey the Acquired Business to the Purchaser, including all rights, properties, interests in properties and assets (real, personal and mixed, tangible and intangible and all leases, licenses and other agreements) necessary to permit the Purchaser to carry on the Acquired Business as presently conducted and as the Selling Parties presently contemplates such business to be conducted.

      4.8. PROPRIETARY ASSETS.

      (a) Part 4.8(a) of the Disclosure Schedule sets out each Proprietary Asset that is owned by or licensed to the Selling Parties and used in connection with the Acquired Business or that is otherwise used or useful in connection with the Acquired Business as presently conducted or as proposed to be conducted, specifying for each such asset the owner(s) of such asset and, if the owner is not one of the Selling Parties, the terms of the agreement (written or oral) pursuant to which the Selling Parties use the asset, including, without limitation, any royalties, honoraria, fees or other payments payable by the Selling Parties to any person by reason of the ownership, use, license, sale or disposition of such Proprietary Assets.

            (b) The Selling Parties have taken all reasonable measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset identified or required to be identified in Part 4.8(a) of the Disclosure Schedule. Except as set forth on Part 4.8(b) of the Disclosure Schedule, the Selling Parties have not (i) licensed, or agreed under any condition to license or deliver, any of its Proprietary Assets in source code form to any party or (ii) entered into any exclusive agreements relating to its Proprietary Assets with any party.

            (c) Except as set forth in Part 4.8(c) of the Disclosure Schedule, all current employees and consultants of the Selling Parties who provide services to the Business have executed an agreement regarding confidentiality and proprietary information substantially in the form or forms provided to Purchaser's legal counsel. The Selling Parties have no Knowledge that any of such employees or consultants of the Selling Parties are in violation thereof. Subject to Part 4.8(c) of the Disclosure Schedule, the Selling Parties have secured valid written assignments from all consultants and employees who contributed to the creation or development of Proprietary Assets of the rights to such contributions that the Selling Parties do not already own by operation of law.

            (d) To the Knowledge of the Selling Parties, none of the Selling Parties are infringing, and since November 1, 2001 has not infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of, any Proprietary

Asset owned or used by any other Person. To the Knowledge of the Selling Parties, no other Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by the Selling Parties.

      4.9. CONTRACTS.

            (a) Part 4.9(a) of the Disclosure Schedule identifies each Seller Contract. The Selling Parties have delivered to the Purchaser complete copies of all such Seller Contracts, including all amendments, waivers and modifications thereto. In the case of any such amendment, waiver or modification, or any Seller Contract, that is not in writing, the Selling Parties have delivered to the Purchaser a written description of all of the terms thereof.

            (b) Each Seller Contract is valid and in full force and effect, and is enforceable by the respective Selling Party or Selling Parties that are parties to such Seller Contract. No Seller Contract contains any term or provision that is materially different from the terms contained in the form of such contract provided by the Selling Parties with respect to similar contracts.

            (c) Except as set forth in Part 4.9(c) of the Disclosure Schedule:

                        (1) to the Knowledge of the Selling Parties, no Person has violated or breached, or declared or committed any default under, any Seller Contract;

                        (2) to the Knowledge of the Selling Parties, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (a) result in a violation or breach of any of the provisions of any Seller Contract, (b) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (c) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (d) give any Person the right to cancel, terminate or modify any Seller Contract; and

                        (3) none of the Selling Parties has waived any of its rights under any Seller Contract to which it is a party.

            (d) To the Knowledge of the Selling Parties, each Person against which any of the Selling Parties has or may acquire any rights under any Seller Contract is Solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities to the Selling Parties.

            (e) Except as set forth in Part 4.9(e) of the Disclosure Schedule, since November 1, 2001:

                        (1) the Selling Parties have never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and

                        (2) the Selling Parties have never been a party to or bound by any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract.

            (f) The performance of the Seller Contracts will not result in any violation of or failure to comply with any Legal Requirement.

            (g) No Person is renegotiating, or has the contractual right to renegotiate, any amount paid or payable under any Seller Contract or any other term or provision of any Seller Contract.

      4.10. COMPLIANCE WITH LEGAL REQUIREMENTS.

            (a) Except as set forth in Part 4.10 of the Disclosure Schedule, with respect to the Purchased Assets and the Acquired Business:

                        (1) the Selling Parties are in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets;

                        (2) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Selling Parties of, or a failure on the part of the Selling Parties to comply with, any Legal Requirement; and

                        (3) The Selling Parties have not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Selling Parties to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

            (b) To the Knowledge of the Selling Parties, with respect to the Purchased Assets and the Acquired Business, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on the Acquired Business, the Purchased Assets or the business, condition, assets, liabilities, operations, financial performance, net income or prospects of any of the Selling Parties, or on the ability of any of the Selling Parties to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

      4.11. GOVERNMENTAL AUTHORIZATIONS.

            (a) Part 4.11 of the Disclosure Schedule identifies:

                        (1) each Governmental Authorization that is held by any of the Selling Parties that relates to or is useful in connection with the Purchased Assets or the Acquired Business; and

                        (2) each other Governmental Authorization that, to the Knowledge of the Selling Parties, is held by any of the Selling Parties' employees and relates to or is useful in connection with the Purchased Assets or the Acquired Business.

            (b) The Selling Parties have delivered to the Purchaser complete copies of all of the Governmental Authorizations identified in Part 4.11 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 4.11 of the Disclosure Schedule is valid and in full force and effect. The Governmental Authorizations identified in Part 4.11 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary
(i) to enable the Selling Parties to conduct the Acquired Business in the manner in which such business is currently being conducted, and (ii) to permit the Selling Parties to own and use their respective assets in the manner in which they are currently owned and used.

      4.12. PROCEEDINGS; ORDERS.

            (a) Except as set forth in Part 4.12(a) of the Disclosure Schedule, there is no pending Proceeding, and, to the Knowledge of the Selling Parties, no Person has threatened to commence any Proceeding:

                        (1) that involves any of the Selling Parties or that directly or indirectly relates to or might affect the Acquired Business or the Purchased Assets (whether or not any of the Selling Parties is named as a party thereto); or

                        (2) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

Except as set forth in Part 4.12 of the Disclosure Schedule, to the Knowledge of the Selling Parties no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

            (b) Except as set forth in Part 4.12(b) of the Disclosure Schedule, no Proceeding has ever been commenced by or against any Selling Party in relation to the Purchased Assets on the Acquired Business and no such Proceeding has been pending or, to the Knowledge of the Selling Parties, threatened at any time.

            (c) The Selling Parties have delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which any of them has access that relate to the Proceedings identified in Part 4.12(a) or (b) of the Disclosure Schedule.

            (d) There is no Order to which the Selling Parties, the Acquired Business or any of the Purchased Assets is subject, and no Selling Party is otherwise subject to any Order that relates to the Acquired Business or the Purchased Assets.

            (e) To the Knowledge of the Selling Parties, no officer or employee of the Selling Parties is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Acquired Business.

      To the Knowledge of the Selling Parties, there is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the Purchased Assets or the Acquired Business, or the condition, assets, liabilities, operations, financial performance, net income or prospects of either thereof (or on any aspect or portion thereof) or on the ability of any Selling Party to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

      4.13. REAL PROPERTY.

            (a) Part 4.13 of the Disclosure Schedule identifies all real property leased by the Selling Parties and used in connection with the Acquired Business. All leases described in the Disclosure

Schedule or otherwise constituting a Purchased Asset are valid, binding and enforceable in accordance with their terms, and are in full force and effect; to the Knowledge of the Selling Parties, there are no existing defaults by any of the Selling Parties or the other party thereunder, and no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. The Selling Parties have delivered to the Purchaser complete copies of all such leases. Except for the real property interests subject to the leases described on Part 4.13 of the Disclosure Schedule, the Selling Parties do not own any real property or any interest in any real property that is used in connection with the Business or that relates to the Purchased Assets.

            (b) The Selling Parties have all necessary power and authority to assign the real and personal property leasehold interests to be assigned to the Purchaser pursuant to this Agreement, and upon consummation of such assignment pursuant to this Agreement the Purchaser will obtain a valid leasehold interest in such leases, in each case free and clear of all title defects, Encumbrances and restrictions of any kind, except the following: (i) mechanics', carriers', worker's and other similar liens arising in the Ordinary Course of Business and consistent with past practice since the Balance Sheet Date and (ii) liens for current taxes not yet due and payable.

      4.14. EQUIPMENT, ETC.

            (a) Part 4.14(a) of the Disclosure Schedule identifies all equipment, furniture, fixtures, improvements and other tangible assets owned by the Selling Parties and used in connection with the Acquired Business.

            (b) Part 4.14(b) of the Disclosure Schedule identifies all personal property and other tangible assets leased to the Selling Parties and used in connection with the Acquired Business.

      4.15. LIABILITIES

            (a) Schedule 4.15(a) lists all amounts past due or otherwise accrued through the Balance Sheet Date with respect to the Purchased Assets and the Assumed Liabilities.

            (b) The Selling Parties have no Liabilities with respect to the Purchased Assets or the Acquired Business, except for:

                        (1) liabilities identified as such in the "liabilities" column of the Balance Sheet;

                        (2) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by the Selling Parties in the Ordinary Course of Business since the Balance Sheet Date and summarized on Schedule 4.15 of the Disclosure Schedule; and

                        (3) The Selling Partys' obligations under the Contracts listed in Part 4.9(a) of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

            (c) The Selling Parties have no debt or other obligation for borrowed money, including capitalized leases, except as provided in Part 4.15(c) of the Disclosure Schedule.

      4.16. RELATED PARTY TRANSACTIONS.

      Except as set forth in Part 4.16 of the Disclosure Schedule:

            (a) since January 1, 2002, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Purchased Assets or the Acquired Business;

            (b) no Related Party (or any employee of, consultant to or other Representative of a Related Party) provides, or within the last year has provided, any materials, services or support to the Selling Parties in connection with the Purchased Assets or the Assumed Liabilities or otherwise relating to the Acquired Business, whether or not for compensation, including, without limitation, any software development, network management or monitoring, database management support or any telecommunications link to customers of the Selling Parties with respect to the Acquired Business; and

            (c) no Related Party acquires, or within the last year has acquired, any materials, services or support from the Selling Parties relating to the Purchased Assets or the Assumed Liabilities or otherwise relating to the Acquired Business, whether or not for compensation, including, without limitation, any telecommunications link provided under telecommunications agreements with third parties.

      4.17. FAIRNESS OF CONSIDERATION.

      After due inquiry and negotiation, the Selling Parties believe in good faith that the Purchase Price, the discharge of the Parent notes identified on Exhibit C and Exhibit D and the assumption of the Assumed Liabilities represents fair and reasonably equivalent consideration for the Purchased Assets and title thereto transferred to Purchaser under this Agreement. None of the Selling Parties is entering into this Agreement or the Transactional Agreements with the intent to defraud, delay or hinder any of their respective creditors; and each of the Selling Parties intends to fully pay off or satisfy all existing obligations, debts and liabilities following the Closing. The transactions contemplated in this Agreement and the Transactional Agreements will not give rise to any right of any creditor of any of the Selling Parties to assert any claim against Purchaser or any of the Purchased Assets in the hands of Purchaser.

      4.18. SOLVENCY.

      Except as set forth on Part 4.18 of the Disclosure Schedule , each Selling Party is currently Solvent and, after the Closing, will be Solvent and capable of paying its debts as they become due. None of the Selling Parties nor any of their respective assets or properties is subject to, or the subject of, any Insolvency Proceeding. None of the Selling Parties has initiated, taken or attempted to initiate or take, or been the subject of, any Insolvency Action, and no assets or properties of any Selling Party are subject to any Insolvency Proceeding or Insolvency Action. No writ of attachment, execution or similar process has been ordered, executed or filed against any of the Selling Parties or any of their respective assets or properties. None of the Selling Parties has any intention to file a voluntary petition for relief under the Bankruptcy Code, or to seek relief on its debts under or the protection of any other bankruptcy or insolvency law or Insolvency Proceeding, and, to the Knowledge of the Selling Parties, no creditor of any Selling Party has threatened to file an involuntary petition for relief under the Bankruptcy Code, or to institute any other Insolvency Proceedings against any Selling Party.

      4.19. CLOSING CERTIFICATE.

      The Closing Balance Sheet set forth on the Closing Certificate will, as of the Closing Date, (a) be derived from and be in accordance with the books and records of the Selling Parties; (b) fairly and accurately represent the financial condition of the Acquired Business at the Closing Date in conformity with GAAP; and (c) have been prepared in accordance with GAAP applied on a basis consistent with the Balance Sheet in all material respects. The classification of the current assets and current liabilities of the Business set forth on the Closing Balance Sheet will, as of the Closing Date, be consistent with the classification of the current assets and current liabilities set forth on the Balance Sheet. The deferred revenue accounts set forth on the Closing Balance Sheet represent (a) amounts which have been duly contracted for and have been or will be fully collectible in the book amounts thereof, and (b) revenues which will be fully recognizable as such in the future.

      4.20. NO RIGHT TO PURCHASE THE BUSINESS OR THE PURCHASED ASSETS.

      Except as set forth on Part 4.20 of the Disclosure Schedule, there are no options, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) all or any portion of the Business or the Purchased Assets. None of the Selling Parties, nor any of their respective directors, officers, shareholders, employees or agents, is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any transaction that would be inconsistent with the accomplishment of the sale and purchase of the Purchased Assets hereunder such as any merger, consolidation, sale of assets or similar business combination transaction involving the Selling Parties, the Purchased Assets or the Acquired Business.

      4.21. REQUIRED VOTE OF PARENT SHAREHOLDERS.

      The affirmative vote of the holders of at least a majority of the shares of Parent common stock that are issued and outstanding on the Record Date (as defined below) is the only vote of the holders of any of the shares of Parent's capital stock that is necessary to approve this Agreement and any other transactions contemplated by this Agreement under any applicable Legal Requirement, Parent's Articles of Incorporation and Bylaws, each as amended, and under any contract, agreement, arrangement, commitment or undertaking regarding the voting of shares of Parent's capital stock. As used herein, the term "Record Date" means the record date for determining those Parent shareholders who are entitled to vote in connection with the approval of the sale and purchase of the Purchased Assets pursuant to this Agreement.

      4.22. PARENT NOTES.

      Each of the Parent notes identified on Exhibit E attached hereto has been paid off in complete satisfaction of any and all principal and accrued interest owed thereunder as of the date hereof and each of the Parent notes identified on Exhibit C attached hereto are subject to a binding agreement between Parent and the holder thereof to be paid off immediately following the closing for the amounts and pursuant to the terms set forth in such agreements (each, a "Payoff Agreement"), complete and accurate copies of which have been provided to Purchaser's legal counsel. Exhibit D attached hereto identifies each and every holder of Parent notes that has entered into a binding agreement with Parent to exchange their existing Parent notes for notes to be issued by Purchaser (each, an "Exchange Agreement"), complete and accurate copies of which have been provided to Purchaser's legal counsel. Part 4.22 of the Disclosure Schedule identifies the holder of and outstanding principal of on every Parent note listed on Exhibit A and Exhibit B to that certain letter agreement dated as of January 14, 2003 by and between Parent and Purchaser and attached hereto as Exhibit F (the "January Letter Agreement") that has not, as of the date hereof, been paid off or is subject to a Payoff Agreement or an Exchange Agreement. No Selling Party is in default under any note or other indebtedness secured by the stock of the Selling Parties or assets of the Business other than the Parent notes identified on Exhibit C and Exhibit D attached hereto.

      4.23 FULL DISCLOSURE.

            (a) To the Knowledge of the Selling Parties, none of the Transactional Agreements or any document or certificate delivered pursuant thereto contains or will contain any untrue statement of material fact, and none of the Transactional Agreements or any document or certificate delivered pursuant to any thereof omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

            (b) There is no fact within the Knowledge of the Selling Parties (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all comparable Entities) that (i) may have a material adverse effect on the Purchased Assets, the Acquired Business or Parent's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of any of the Selling Parties to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

            (c) To the Knowledge of the Selling Parties, all of the information set forth in the Disclosure Schedule, and all other information regarding the Selling Parties and their respective businesses, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of its Representatives by or on behalf of the Selling Parties or any of the Selling Parties' Representatives, is accurate and complete in all respects.

            (d) The Selling Parties have provided the Purchaser and the Purchaser's Representatives with full and complete access to all of their respective records and other documents and data relating to the Seller, the Business or the Purchased Assets.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser represents and warrants, to and for the benefit of the Selling Parties, as follows:

      5.1. AUTHORITY; BINDING NATURE OF AGREEMENT, ETC.

            (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the a corporate law of the State of Delaware and has the right, power and authority to enter into and perform its obligations under this Agreement and all other agreements and instruments contemplated to be executed and delivered by the Purchaser in connection herewith, including, without limitation, the Transactional Agreements to which the Purchaser is or may become a party;

            (b) The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated to be executed and delivered by the Purchaser in connection herewith have been duly authorized by all necessary action on the part of the Purchaser and its board of directors; and

            (c) This Agreement and all other agreements and instruments contemplated to be executed and delivered by the Purchaser each constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

SECTION 6. NONCOMPETITION; NON-SOLICITATION

      6.1. COVENANT NOT TO COMPETE; NON-SOLICITATION.

            (a) In consideration of the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, to induce the Purchaser to enter into and perform this Agreement, and to enable the Purchaser to obtain the full benefit of the purchase of the Purchased Assets contemplated herein, the Selling Parties, on behalf of themselves and their respective Representatives agree as set forth below. The Selling Parties agree that the covenants provided in this
Section 6, including the term and geographical area encompassed thereby, cover the legitimate interests of the Purchaser and are necessary and reasonable in order to protect the Purchaser in the conduct of the Acquired Business and the utilization of the Purchased Assets, including the goodwill of the Acquired Business, for which the Purchaser has paid valuable consideration.

            (b) The Selling Parties agree, during the Noncompetition Period (as defined herein), not to, directly or indirectly:

                        (1) engage or invest in, own, manage, operate, finance or control, or participate in the ownership, management, operation, finance or control of, be employed by, associated with or in any manner connected with, or render services or advice to, any business that is directly or indirectly competitive with the Business for a period of five years from the Closing Date (the "Noncompetition Period"); provided, however, that Seller may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or automated quotation system of a national securities association or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and; provided further, that it is agreed and understood that Parent's hosted online solutions business for document management (the "Hosted Solutions Business") shall not be deemed to be directly or indirectly competitive with the Business so long as the Hosted Solutions Business does not involve, directly or indirectly, the sale of accounting or financial software products or services;

                        (2) induce or attempt to induce any supplier or customer of the Acquired Business to terminate its relationship with the Acquired Business as conducted by the Purchaser or any of its assigns or successors or to provide such party with any Internet access or related services competitive to Purchaser;

                        (3) either for themselves or any other Person, (i) induce or attempt to induce any employee to leave the employ of the Purchaser or any Entity under common control with the Purchaser, (ii) in any way interfere with the relationship between the Purchaser (or any Entity under common control with any of the Selling Parties) and any employee of the Purchaser (or such Entity), or (iii) induce or attempt to induce any customer, supplier, licensee, or business relation of the Purchaser or any Entity under common control with the Purchaser to cease doing business with the Purchaser or such Entity, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Purchaser or such Entity; or

                        (4) either for themselves or any other Person, solicit the business of any person known to the Selling Parties to be a customer of the Purchaser (or any Entity under common control with the Purchaser) in connection with the Acquired Business, whether or not any Selling Party had personal contact with such person; provided; however, that it is agreed and understood that the Selling Parties may solicit the business of Purchaser's customers with respect to products or services that do not involve, directly or indirectly, accounting or financial products or services, including without limitation, the Hosted Solutions Business, as presently conducted by Parent.

The foregoing agreements of nonsolicitation contained in paragraphs (ii)-(iv) above shall be effective as of and from the Closing Date.

      6.2. BREACH.

      In the event of a breach by any of the Selling Parties of any covenant set forth above, the terms of such covenant shall be extended and the Selling Parties agree that the Purchaser may, in addition to other remedies, seek an injunction to enforce the covenant. In addition, the Purchaser shall be entitled to all Damages and injunctive or other relief for breach by the Selling Parties or any of their Representatives, as well as reasonable attorney's fees and costs.

      6.3. NOTICE OF INVESTMENT.

      The Selling Parties shall, during the Noncompetition Period, give 10 days' prior written notice to the Purchaser of the identity of any business in which it acquires an ownership, management, operational or controlling interest or with which it becomes associated or in any manner connected if such business markets products or conducts activities that compete in whole or in part with the products or activities of the Purchaser related to the Acquired Business. In either case, the Purchaser may serve notice upon each such employer or business that the Selling Parties are bound by this Agreement and furnish each such employer or business with a copy of this Agreement or relevant portions hereof.

SECTION 7. PRE-CLOSING COVENANTS OF THE SELLING PARTIES

      7.1. ACCESS AND INVESTIGATION.

      The Selling Parties shall ensure that, at all times during the Pre-Closing
Period: (a) the Selling Parties and their Representatives provide the Purchaser and its Representatives with free and complete access to the Representatives of the Selling Parties, personnel and assets and to all existing books, records, work papers and other documents and information relating to the Purchased Assets and such other information as the Purchaser may reasonably request and (b) the Selling Parties and their Representatives shall compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information relating to the Purchased Assets as the Purchaser may request in good faith.

      7.2. OPERATION OF BUSINESS.

      The Selling Parties shall ensure that, during the Pre-Closing Period:

            (a) the Selling Parties conduct the Business in the ordinary course and in accordance with prudent practices and in compliance with all applicable Legal Requirements and the requirements of all Seller Contracts, and except as expressly contemplated by this Agreement, (i) preserve intact the current business organization relating to the Purchased Assets, (ii) keep available the services of the current officers and employees relating to the Purchased Assets,
(iii) maintain good relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with them relating to the Purchased Assets, and (iv) promptly repairs, restores or replaces any Purchased Assets that are destroyed or damaged;

            (b) The Selling Parties keep in full force all insurance policies relating to the Purchased Assets;

            (c) The Selling Parties do not sell, assign, transfer or encumber the Purchased Assets;

            (d) The Selling Parties do not enter into or permit the Purchased Assets to become bound by any Contract except in the Ordinary Course of Business;

            (e) The Selling Parties do not commence or settle any Proceeding relating in any way to the Purchased Assets;

            (f) Subject to the provisions of Section 7.5, the Selling Parties do not enter into any transaction or take any other action outside the Ordinary Course of Business relating in any way to the Purchased Assets;

            (g) Subject to the provisions of Section 7.5, the Selling Parties do not enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty or covenant made by any Selling Party in this Agreement or in the Closing Certificate;

            (h) The Selling Parties shall not (i) make a general assignment for the benefit of creditors, (ii) file, or consent to the filing against it, any bankruptcy or insolvency petition or similar filing, (iii) suffer the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admit in writing its inability to pay its debts as they become due, (v) become convicted of, or plead guilty or no contest to, any felony, (vi) take or become the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements, or (vii) voluntarily wind up and dissolve; and

            (i) The Selling Parties shall not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses "(a)" through "(h)" of this Section 7.2.

      7.3. FILINGS AND CONSENTS.

      The Selling Parties shall ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Selling Parties and their Representatives cooperate with the Purchaser and with its Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain.

      7.4. NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

      During the Pre-Closing Period, the Selling Parties shall promptly notify the Purchaser in writing of: (a) the discovery by any Selling Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes a Breach of any representation or warranty made by a Selling Party in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by a Selling Party in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of a Selling Party; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 9.1 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 7.4 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Selling Parties shall as promptly as practicable deliver to the Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by a Selling Party in this Agreement or in the Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 9.1 has been satisfied.

      7.5. ACQUISITION PROPOSALS; NO SOLICITATION.

            (a) The Selling Parties shall not directly or indirectly, and shall not authorize or permit any of their Representatives directly or indirectly to,
(i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Selling Parties, the Acquired Business or any portion of the Purchased Assets to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that any of the Selling Parties may engage in any of the actions described in the foregoing clauses (i) through (v) with respect to an unsolicited Acquisition Proposal from any Person if the board of directors of any Selling Party determines, in good faith after consultation with counsel, that the failure to engage in such conduct is reasonably likely to constitute a breach of the fiduciary or similar legal obligations of any of such boards of directors. Without limiting the generality of the foregoing, the Selling Parties acknowledge and agree that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of a Selling Party, whether or not such Representative is purporting to act on behalf of a Selling Party, shall be deemed to constitute a Breach of this Section 7.5.

            (b) The Selling Parties shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Purchaser orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to the Selling Parties, the Acquired Business or the Purchased Assets (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Selling Parties shall keep Purchaser fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

            (c) The Selling Parties shall immediately cease and cause to be terminated any discussions existing at the time of this Agreement with any Person that relate to any Acquisition Proposal.

            (d) The Selling Parties agree not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill," nonsolicitation or similar agreement to which the Selling Parties is a party or under which the Selling

Parties has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent or the Purchaser.

      7.6. PARENT SHAREHOLDERS' MEETING; APPROVAL BY SOLE SHAREHOLDER OF RED WING AND CHAMPION.

      Parent shall, in accordance with its articles of incorporation and bylaws and the applicable provisions of the Minnesota Business Corporations Act, call and hold a special meeting of its shareholders as promptly as reasonably practicable for the purpose of permitting them to consider and to vote upon and approve the sale of the Purchased Assets to the Purchaser and any of the other Transactions requiring the approval of the shareholders of the Parent under provisions of applicable law (the "Shareholders' Meeting"), unless the Selling Parties demonstrate to Purchaser's satisfaction that such vote is not required under applicable law. Parent shall ensure that all proxies solicited in connection with the Shareholders' Meeting and written consents are solicited in compliance with all applicable Legal Requirements. Any written materials used by Parent to solicit proxies shall include a statement to the effect that the board of directors of Parent recommends that Parent's shareholders vote to approve the sale of the Purchased Assets to the Purchaser and any of the other matters proposed at the Shareholders' Meeting (the "Parent Board Recommendation"), and the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to Purchaser, and no resolution by the board of directors of the Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to Purchaser shall be adopted or proposed. Parent shall file its preliminary proxy statement relating to the Shareholders' Meeting (the "Preliminary Proxy") with the Securities and Exchange Commission (the "SEC") within five (5) business days of the date of this Agreement and, provided that the SEC does not provide Parent with written comments to the Preliminary Proxy, shall use its reasonable best efforts to hold the Shareholders' Meeting as soon as practicable thereafter.

      7.7. CONFIDENTIALITY

      The Selling Parties shall ensure that, except with respect to a press release announcing the execution of this Agreement, during the Pre-Closing
Period: (a) neither the Selling Parties nor any Representative of the Selling Parties, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Selling Parties or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that any of the Selling Parties are required by law to make any such disclosure; and (b) if any of the Selling Parties is required by law or rule or regulation of NASDAQ to make any such disclosure, the Selling Parties shall advise Purchaser, at least two business days (or such shorter notice as necessary to comply with applicable law requiring such disclosure) before making such disclosure, of the nature and content of the intended disclosure.

      7.8 BORROWED CASH

      Parent shall have repaid the Business an intercompany loan in the amount of $150,000 plus any amounts borrowed subsequent to the date hereof and prior to the Closing Date (the "Borrowed Cash"), and such cash shall be included on the Closing Balance Sheet.

SECTION 8: OTHER COVENANTS

      8.1. BULK SALES.

      Notwithstanding any knowledge of the Purchaser at the time of the Closing, the Selling Parties agree that the Purchaser has not waived any right to indemnification that it may have against the Selling Parties with respect to any Damages as a result of claims against the Purchased Assets resulting from failure to comply with any applicable bulk sales laws.

      8.2. SELLER COOPERATION.

      The Selling Parties shall, for a period of six months from Closing, make available to the Purchaser and its advisers all information which the Purchaser may reasonably require in relation to the Acquired Business and the Purchased Assets which is not included in the Books and Records.

      8.3. POST-CLOSING CONFIDENTIALITY AND PUBLICITY.

      On and at all times after the date of this Agreement, neither Purchaser nor any Selling Party shall:

            (a) except to the extent required by law or any applicable rule or regulation of The Nasdaq Stock Market or any other exchange or market to which any Selling Party is subject, or following consultation with the other party, directly or through any of their respective Representatives, issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature (to any of their suppliers, customers, landlords, creditors or employees or to any other person) concerning any of the Transactions, and each of them shall keep the existence and terms of this Agreement and the other Transactional Agreements strictly confidential; provided, however, that either party may disclose the existence of and terms of this Agreement and the other Transactional Agreements to a prospective investor or purchaser of all or any substantial party of their respective businesses provided such prospective investor or purchaser has signed a non-disclosure agreement that prohibits such party from using or disseminating any confidential information related to this Agreement and the other Transaction Agreements other than for purposes of evaluating a potential transaction with the disclosing party;

            (b) not use, or disclose to any other Person, any non-public document or other confidential or proprietary information that relates directly or indirectly to the business of the other party, including, without limitation, personnel information, secret processes, know-how, customer lists and other technical or business information; and

            (c) make any negative, disparaging, disruptive or damaging statements, comments or remarks to any third party with respect to the business of the other party.

      8.4. TRANSACTIONAL AGREEMENTS.

      Each party hereby agrees to execute and deliver prior to or on the Closing Date all Transactional Agreements to which it is to be a party, and thereafter to perform such Agreements in accordance with their respective terms.

      8.5. PARENT NOTES.

      The Selling Parties shall, within two business days of the Closing, pay off in full any Parent notes identified on Exhibit C in accordance with the terms of the Payoff Agreements to the extent such notes are not paid off directly by Purchaser pursuant to Section 2.2 herein, and furnish proof of such payment and discharge to Purchaser's legal counsel as promptly as practicable thereafter. With respect to Parent notes identified on Exhibit D as subject to Exchange Agreements, the Selling Parties shall cooperate with Purchaser in facilitating such exchange on or immediately following the Closing Date and shall use their reasonable best efforts to provide Purchaser's legal counsel with proof that the originals of such Parent notes have been returned to Parent for appropriate cancellation.

SECTION 9: CONDITIONS PRECEDENT TO OBLIGATIONS

      9.1. CONDITIONS TO OBLIGATIONS OF PURCHASER. Each and every obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by Purchaser):

            (a) The representations and warranties of the Selling Parties set forth in Section 4 (i) that are qualified by materiality will be true and correct and (ii) that are not qualified by materiality will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality will be true and correct, and such representations and warranties that are not qualified by materiality will be true and correct in all material respects, on and as of such specified date or dates), and Purchaser will have received a certificate dated the Closing Date to such effect executed by Parent' chief executive or chief financial officer.

            (b) All the covenants contained in this Agreement to be complied with by any of the Selling Parties on or before the Closing will have been complied with in all material respects, and Purchaser will have received a certificate dated the Closing Date to such effect executed by the chief executive or chief financial officer of each Selling Party.

            (c) No Governmental Body will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, judgment, decree or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or that threatens to compel Purchaser to divest itself of, or restrict or limit Purchaser's use of, any of the Purchased Assets or any other properties or assets.

            (d) No suit, claim, cause of action, arbitration, investigation or other proceeding with be pending or threatened which contests, challenges or seeks to alter, enjoin or adversely affect the sale and purchase of the Purchased Assets or any other transaction contemplated hereby, or threatens to compel Purchaser to divest itself of, or restrict or limit Purchaser's use of, any of the Purchased Assets or any other properties or assets. In addition, no suit, claim, cause of action, arbitration, investigation or other proceeding will be pending or threatened which in any manner seeks to hold Purchaser liable for any actions, omissions or Liabilities of any Selling Party (other than Assumed Liabilities).

            (e) From the Agreement Date to the Closing Date, there will have been no Material Adverse Change in the Acquired Business, whether or not resulting from a breach in any representation, warranty or covenant contained herein, and Purchaser will have received a certificate dated the Closing Date to such effect executed by Parent's chief executive or chief financial officer.

            (f) This Agreement and the sale and transfer of the Purchased Assets by the Selling Parties to Purchaser hereunder on the terms and conditions set forth herein will each have been duly and validly approved and adopted by the shareholders of Parent by the vote described in Section 7.6 and in accordance with applicable Legal Requirements and Parent's Articles of Incorporation and Bylaws, each as amended to date.

            (g) Purchaser will have received duly executed copies of all consents, approvals, assignments, waivers, authorizations or other certificates from third parties and Governmental Authorities (including those set forth in Part 4.2(b) of the Disclosure Schedule) reasonably deemed necessary by Purchaser to (i) effect the valid sale, assignment and transfer to Purchaser of good and marketable title to all the Purchased Assets, free and clear of all Encumbrances, and (ii) provide for the continuation in full force and effect of any and all Assumed Contracts without any breach, violation or default of any of such agreements so that such Assumed Contracts will continue in full force and effect following the Closing.

            (h) Dick Moore, George Perkins, David Rozmarich and Dan Brimberry shall have accepted Purchaser's offer of employment in a writing signed by such employees and delivered to Purchaser, and will not have revoked or rescinded their acceptances of Purchaser's offer of employment.

            (i) Purchaser will have received from Maslon Edelman Borman & Brand, LLP, counsel to the Selling Parties, an opinion substantially in the form of Exhibit G.

            (j) Purchaser will be reasonably satisfied that none of the Selling Parties has breached any of the representations and warranties set forth in Sections 4.17 or 4.18 of this Agreement or is reasonably likely to be in breach of such representations and warranties upon the closing of the transactions contemplated by this Agreement.

            (k) Purchaser will have received the Closing Certificate and Purchaser shall have approved the Assumed Liabilities as set forth in the Closing Balance Sheet, which approval shall not be unreasonably withheld; provided, however, that such receipt and approval will not be deemed to be an agreement by Purchaser that the amounts set forth in the Closing Certificate are accurate and will not be deemed to be an acknowledgement or agreement by Purchaser that the representations set forth in Section 4.19 are true and correct or diminish Purchaser's remedies under this Agreement if the representations set forth in Section 4.19 are not true and correct.

            (l) All of the Parent notes identified on Exhibit E shall have been paid in full and the aggregate principal amount of the Parent notes identified on Exhibit C to be paid off at or immediately following the Closing Date pursuant to binding written agreements shall not be less than $750,000 and, to the extent the Purchase Price is less than the aggregate principal amount of the Parent notes on Exhibit C, Purchaser shall be reasonably satisfied that Parent will have discharged all such notes in full as of the Closing Date to the extent that they are not repaid directly by Purchaser at Closing, and all of the holders of Parent notes identified on Exhibit D shall have accepted Purchaser notes in full satisfaction of the Parent notes formerly held by each of them.

            (m) The net working capital of the Business on the Closing Balance Sheet shall not be less than the negative net working capital reflected in the Balance Sheet, computed as set forth on Exhibit C to the January Letter Agreement.

            (n) The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Purchaser under this Agreement shall be reasonably satisfactory to Purchaser and its counsel in all respects.

            (o) The Selling Parties will have made each of the other deliveries required by Section 3.3.

            (p) Any rights of first offer, first refusal or similar rights identified in Part 4.21 of the Disclosure Schedule shall have been terminated to the satisfaction of Purchaser.

      9.2. CONDITIONS TO OBLIGATIONS OF THE SELLING PARTIES. Each and every obligation of the Selling Parties to be performed at the Closing Date shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by the Selling Parties):

            (a) The representations and warranties of Purchaser set forth in
Section 5 (i) that are qualified by materiality will be true and correct and
(ii) that are not qualified by materiality will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality will be true and correct, and such representations and warranties that are not qualified by materiality will be true and correct in all material respects, on and as of such specified date or dates).

            (b) All the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing will have been complied with in all material respects.

            (c) No Governmental Body will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, judgment, decree or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

            (d) No suit, claim, cause of action, arbitration, investigation or other proceeding contesting, challenging or seeking to alter or enjoin or adversely affect the sale and purchase of the Purchased Assets or any other transaction contemplated hereby will be pending or threatened.

            (e) Purchaser will have made the other deliveries required of Purchaser under the provisions of Section 3.3.

            (f) The shareholders of Parent shall have approved this Agreement and the Transactions as contemplated in Section 7.6 herein.

            (g) Purchaser will have received from E*Law Group, counsel to Purchaser, an opinion substantially in the form of Exhibit H.

            (h) James Long, Kenneth Hilton and the employees identified in
Section 9.1(h) shall have released the Seller from any further obligations under any existing employment agreements effective upon the Closing.

            (i) The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Purchaser under this Agreement shall be reasonably satisfactory to Purchaser and its counsel in all respects.

SECTION 10: TERMINATION

      10.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

            (a) by the mutual written consent of the Selling Parties and Purchaser;

            (b) by either the Selling Parties on the one hand or Purchaser on the other, if the Closing will not have occurred prior to May 31, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to the provisions of this Section 10.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement will have been the primary cause of, or will have resulted in, the failure of the Closing to occur prior to the Termination Date and; provided further, that if any of the Selling Parties receives an Acquisition Proposal from a third party prior to the Termination Date which would include all or any material part of the Purchased Assets and subsequently enters into a letter of intent, definitive agreement or other written agreement, whether or not binding, to sell all or any material part of the Purchased Assets to such third party, Purchaser shall be entitled to payment by the Selling Parties, within five business days of the execution of such agreement, of all reasonable fees and expenses of Purchaser, including legal expenses, incurred in pursuing the Transactions through the date of termination;

            (c) by Purchaser if there will have been instituted, pending or threatened (and not withdrawn) any action or proceeding by any Governmental Body, or there will be in effect any judgment, decree or order of any Governmental Body, in either case, seeking to prohibit or limit Purchaser from exercising all material rights and privileges pertaining to its ownership of the Purchased Assets or the ownership or operation by Purchaser of all or a material portion of the Purchased Assets, or seeking to compel Purchaser to dispose of or hold separate all or any material portion of the Purchased Assets;

            (d) by Purchaser, if there has been a breach by any of the Selling Parties of any representation, warranty or covenant contained herein on the part of any of them, or if any representation or warranty of any of the Selling Parties will have become untrue, which they fail to cure within a reasonable time, not to exceed ten days, after written notice thereof has been given to the Selling Parties by Purchaser (except that no cure period will be provided for a breach by any of the Selling Parties which by its nature cannot be cured);

            (e) by the Selling Parties, if there has been a breach by the Purchaser of any representation, warranty or covenant contained herein on the part of Purchaser, or if any representation or warranty of the Purchaser will have become untrue, which it fails to cure within a reasonable time, not to exceed ten days, after written notice thereof has been given to the Purchaser by Selling Parties (except that no cure period will be provided for a breach by Purchaser which by its nature cannot be cured);

            (f) by the Selling Parties, if the number of shares of Parent common stock dissenting from the transactions contemplated hereby is equal to two percent (2%) or more of the number of Parent shares outstanding and entitled to vote as of the Record Date; provided, however, that Purchaser shall be entitled to payment by the Selling Parties, within five business days of the date this Agreement is terminated pursuant to this Section 10.1(e), of $25,000 plus all reasonable fees and expenses of Purchaser, including legal expenses, incurred in pursuing this transaction through the date of termination; or

            (g) by the Purchaser, if (1) the Preliminary Proxy is not timely filed as provided in Section 7.6 hereof, or (2) if the Shareholder's Meeting is not held within forty five days of the date hereof; provided that the SEC has not provided written comments on the Preliminary Proxy; provided, further, however, that Purchaser shall not have any right to terminate this Agreement in the event that the

Shareholders' Meeting is required to be postponed or adjourned to a date beyond such 45-day period if it is necessary for Parent to solicit additional proxies directing a vote in favor of the Transactions, so long as it appears reasonably likely that additional proxies could be obtained in such additional time and that Parent is using its reasonable best efforts to solicit such additional proxies.

      10.2. EFFECT OF TERMINATION. In the event of termination of this Agreement in accordance with Section 10.1, this Agreement will forthwith become void and there will be no Liability on the part of any party hereto except as set forth in Section 10.1, provided, however, that nothing herein will relieve either party from Liability for any willful breach of this Agreement.

SECTION 11: INDEMNIFICATION, ETC.

      11.1. SURVIVAL OF REPRESENTATIONS AND COVENANTS.

            (a) All representations and warranties of the Selling Parties contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Indemnification Termination Date; provided, however, that Purchaser and any Purchaser Indemnitees (as defined below) will be entitled to seek recovery for fraud, willful misrepresentation or willful misconduct and any breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.5. 4.6, 4.17, 4.18, 4.19 and 4.22 until the expiration of the applicable statute of limitations for any claim which seeks recovery of Damages.

            (b) All representations and warranties of Purchaser contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Closing Date.

            (c) All covenants of the parties will survive according to their respective terms.

      11.2. INDEMNIFICATION BY THE SELLING PARTIES. Each of the Selling Parties, jointly and severally, will indemnify and hold harmless the Purchaser Indemnitees from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or and arising out of:

            (a) the failure of any representation or warranty contained in
Section 4 of this Agreement to be true and correct as of the Closing Date; provided, however, that no Selling Party shall have no obligation to indemnify Purchaser for a breach of a representation or warranty of which Purchaser had Knowledge as of the Closing Date; provided further, however, that Purchaser's Knowledge of any breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.6 4.17, 4.18 and 4.23 shall not excuse the Selling Parties' obligation to fully indemnify Purchaser for breach as provided in this
Section 11;

            (b) the breach or violation of any covenant of a Selling Party under this Agreement;

            (c) any of the Excluded Assets or any of the Excluded Liabilities;

            (d) any Liabilities arising from or relating to any agreement that a Selling Party has with any of its employees, agents and independent contractors or under any applicable Legal Requirements;

            (e) the operation of the Business by the Selling Parties at any time or times on or prior to the Closing Date (including any Liabilities arising from or relating to any warranty claim, any product liability claim or any other claim);

            (f) any and all Taxes arising out of, or payable with respect to, the Business through the Closing Date, including any Liabilities for Taxes (i) arising from or relating to Parent's filing of a consolidated federal income tax Return or (ii) under Section 1.1502-6 of the Treasury Regulations issued under the Internal Revenue Code;

            (g) any Liability arising from or relating to any claim asserting that any transactions contemplated by this Agreement constitute a fraudulent conveyance or any claim of a similar nature; or

            (h) any Transaction Expenses of the Selling Parties.

      11.3 LIMITATIONS ON INDEMNIFICATION LIABILITY OF THE SELLING PARTIES.

            (a) Limitation of Amount of Liability. Except with respect to Claims for Damages arising from or relating to (i) the Selling Parties' fraud, willful misrepresentation or willful misconduct or (ii) Excluded Liabilities, in no event will the total cumulative amount of Damages for which any Selling Party may be liable to Purchaser or Purchaser Indemnitees under this Section 11 exceed the Purchase Price. Except with respect to Claims for Damages arising from or relating to (i) the fraud, willful misrepresentation or willful misconduct of any Selling Party or (ii) any breach of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.6, 4.17, 4.18, and 4.22, the indemnification by any of the Selling Parties provided for in this Section 11 will not apply unless and until the aggregate Damages for which Purchaser or one or more Purchaser Indemnitees seeks or has sought indemnification hereunder exceeds a cumulative aggregate of $15,000 (the "Basket"), in which event the Selling Parties will be liable to indemnify the Purchaser and all other Purchaser Indemnitees for all Damages in excess of $15,000, subject to the other limitations set forth in this Section 11.3.

            (b) Time Limit for Claims. Except with respect to Claims for Damages arising from or relating to (i) the fraud, willful misrepresentation or willful misconduct of any Selling Party or (ii) Excluded Liabilities, which may be brought at any time within the applicable statute of limitations, no Claim may be asserted or brought by Purchaser against any Selling Party after the limitations set forth in Section 11.1(a); provided that any Claim asserted by Purchaser against any Selling Party prior to the applicable time limitation may thereafter be prosecuted and arbitrated as provided in this Section 11 and recovery on such Claim may be had by Purchaser as provided herein.

      11.4 NOTICE OF CLAIM. As used herein, the term "Claim" means a claim for indemnification for Damages made against any Selling Party by Purchaser (on its own behalf and/or on behalf of any other Purchaser Indemnitee) pursuant to this
Section 11. Purchaser (and only Purchaser) may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Purchaser Indemnitee and only Purchaser may prosecute and arbitrate a Claim under this Section 11. Purchaser will give written notice of a Claim executed by an officer of Purchaser (a "Notice of Claim") to the Selling Parties promptly after Purchaser becomes aware of the existence of any potential claim by Purchaser or a Purchaser Indemnitee for indemnification from the Selling Parties, as the case may be, under this Section 11 arising from or relating to:

            (a) any item listed in Section 11.2; or

            (b) the assertion, whether orally or in writing, against Purchaser or against any other Purchaser Indemnitee of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against such Purchaser Indemnitee that is based upon, or includes assertions relating to (in each such case, a "Third-Party Claim") any item listed in
Section 11.2.

            No delay on the part of Purchaser in giving a Selling Party a Notice of Claim will relieve any Selling Party from any of its obligations under this
Section 11 unless (and then only to the extent) such Selling Party is materially prejudiced thereby.

      11.5 DEFENSE OF THIRD-PARTY CLAIMS.

            (a) Purchaser will defend any Third-Party Claim, and the costs and expenses incurred by Purchaser in connection with such defense (including reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) will be included in the Damages for which Purchaser may seek indemnity pursuant to a Claim made by any Purchaser Indemnitee hereunder.

            (b) The Selling Parties will have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Selling Parties does not affect any privilege relating to the Purchaser Indemnitee, and may participate (at its own expense) in settlement negotiations with respect to the Third-Party Claim. No Purchaser Indemnitee will enter into any settlement of a Third-Party Claim without the prior written consent of the Selling Parties (which consent will not be unreasonably withheld or delayed); provided, that if the Selling Parties consent in writing to any such settlement, then the Selling Parties will have no power or authority to object to any Claim by any Purchaser Indemnitee for indemnity under Section 11.2 for the amount of such settlement; and the Selling Parties will remain responsible to indemnify the Purchaser Indemnitees for all Damages they may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in Section 11, subject to the limitations on the liability of the Selling Parties set forth in Section 11.3.

      11.6 CONTENTS OF NOTICE OF CLAIM. Each Notice of Claim by Purchaser given pursuant to Section 11.4 will contain the following information:

            (a) Purchaser's good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages arising from or relating to such Claim (which amount may be the amount of damages claimed by a third party in a Third-Party Claim brought against any Purchaser Indemnitee based on alleged facts, which if true, would give rise to Liability for Damages to such Purchaser Indemnitee under Section 11); and

            (b) a brief description, in reasonable detail (to the extent reasonably available to Purchaser), of the facts, circumstances or events giving rise to the alleged Damages based on Purchaser's good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Purchaser) and copies of any formal demand or complaint.

      11.7 RESOLUTION OF CLAIMS. Any Notice of Claim received by the Selling Parties pursuant to Section 11.4 and Section 11.6 will be resolved as follows:

            (a) Uncontested Claims. In the event that, within thirty calendar days after a Notice of Claim is received by the Selling Parties pursuant to
Section 11.4 and Section 11.6, the Selling Parties do not contest such Notice of Claim in writing to Purchaser as provided in Section 11.7(b) (an

"Uncontested Claim"), the Selling Parties will be conclusively deemed to have consented to the recovery by the Purchaser Indemnitee of the full amount of Damages specified in the Notice of Claim in accordance with this Section 11 (subject to the limitations on the liability of the Selling Parties set forth in Section 11.3), and, without further notice, to have stipulated to the entry of a final judgment for damages against the Selling Parties for such amount in any court having jurisdiction over the matter where venue is proper.

            (b) Contested Claims. In the event that the Selling Parties gives Purchaser written notice contesting all or any portion of a Notice of Claim (a "Contested Claim") within the thirty-day period specified in Section 11.7(a), then such Contested Claim will be resolved by either (i) a written settlement agreement executed by Purchaser and the Selling Parties or (ii) in the absence of such a written settlement agreement, by binding arbitration between Purchaser and the Selling Parties in accordance with the terms and provisions of Section 11.7(c).

            (c) Arbitration of Contested Claims. Each of Purchaser and the Selling Parties agrees that any Contested Claim that is not resolved in accordance with Section 11.7(b)(i) will be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor ("J.A.M.S."), pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq. In the event J.A.M.S. ceases to provide arbitration service, then the term "J.A.M.S" will thereafter mean and refer to the American Arbitration Association ("AAA"). Either Purchaser or Seller may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of J.A.M.S' Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration (or, if J.A.M.S. then means the AAA, the commercial arbitration rules of the AAA then in effect), subject to the provisions of
Section 11.7(c) of this Agreement. The parties will cooperate with J.A.M.S. and with each other in promptly selecting a single arbitrator from J.A.M.S.' panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below. The provisions of this
Section 11.7(c) may be enforced by any court of competent jurisdiction. Subject to the provisions of subparagraph (vii) below, judgment upon the Final Award or any other final finding rendered by the arbitrator in the arbitration may be entered in any court having competent jurisdiction.

                  (i) Payment of Costs. Purchaser on the one hand, and the Selling Parties on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will determine in the Final Award (as defined below) the party who is the prevailing party (the "Prevailing Party") and the party who is not the Prevailing Party (the "Non-Prevailing Party"). The Non-Prevailing Party will pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the Prevailing Party, the fees of each arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

                  (ii) Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed exclusively by the internal laws of the State of Minnesota applicable to contracts executed and entered into within the State of Minnesota, without regard to the principles of choice of law or conflicts of law of any jurisdiction.

                  (iii) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "Final Award") and will deliver such documents to the Selling Parties and Purchaser, together with a signed copy of the Final Award. Subject to the provisions of subparagraph (vii) below, the Final Award will constitute a conclusive determination of all issues in question, binding upon the Selling Parties and Purchaser, and will include an affirmative statement to such effect. To the extent that the Final Award determines that Purchaser or any other Purchaser Indemnitee has actually incurred Damages in connection with the Contested Claim through the date of the Final Award ("Incurred Damages"), the Final Award will set forth and award to Purchaser the amount of such Incurred Damages. In addition, the Final Award will set forth and award to Purchaser an additional amount of Damages equal to the reasonably foreseeable amount of alleged Damages that the arbitrator determines (based on the evidence submitted by the parties in the arbitration) are reasonably likely to be incurred by Purchaser and any other Purchaser Indemnitee as a result of the facts giving rise to the Contested Claim ("Estimated Damages"), which amount of Estimated Damages may include the amount of damages claimed by a third party in an action brought against any Purchaser Indemnitee based on alleged facts which, if true, would give rise to Damages.

                  (iv) Timing. The Selling Parties, Purchaser and the arbitrator will conclude each arbitration pursuant to this Section 11.7 as promptly as possible for the Contested Claim being arbitrated.

                  (v) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provision of this Agreement.

                  (vi) Exclusive Remedy. Following the Closing Date, except as specifically otherwise provided in this Agreement, arbitration conducted in accordance with this Agreement will be the sole and exclusive remedy of the parties for any Claim made pursuant to Section 11, other than any Claim arising from or relating to the fraud, willful misrepresentation or willful misconduct of any of the Selling Parties.

                  (vii) Treatment of Damages. Upon issuance and delivery of the Final Award as provided in subparagraph 11.7(c)(iii) above, Purchaser will immediately be entitled to recover as provided in subparagraph 11.7(e) below the amount of any Incurred Damages determined and awarded to Purchaser under such Final Award and the amount of Estimated Damages determined and awarded under such Final Award, and such Incurred Damages and such Estimated Damages will be deemed to be owed to Purchaser for purposes of this Agreement. Both Incurred Damages and Estimated Damages owed to Purchaser Indemnitees are deemed to be Damages for purposes of this Agreement.

            (d) Settled Claims. If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by the Selling Parties and Purchaser (a "Settled Claim"), then the parties will resolve such Settled Claim as provided in such settlement agreement.

            (e) Payment of Damages. Any Incurred Damages and Estimated Damages that (i) the parties have agreed are to be awarded to Purchaser and/or any other Purchaser Indemnitee pursuant to a Settled Claim or (ii) has been awarded to Purchaser and/or any other Purchaser Indemnitee pursuant to a Final Award of an arbitration conducted pursuant to this Section 11.7 (all such Incurred Damages, Estimated Damages, Uncontested Claims and Claims settled between Purchaser and the Selling Parties are hereinafter referred to as "Awarded Damages") will be paid in cash from the Selling Parties, all subject to the limits on the liability of the Selling Parties under Section 11.3.

SECTION 12: MISCELLANEOUS PROVISIONS

      12.1 EXPENSES. Each party will bear its respective legal, auditors', investment bankers' and financial advisors' fees and other expenses incurred with respect to this Agreement and the transactions contemplated hereby (the "Transaction Expenses"). The Selling Parties shall be responsible for sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the transactions contemplated by this Agreement or the other Transactional Agreements, including but not limited to any interest or penalties in respect thereof; provided, however, that the Purchaser, in its sole discretion, shall have the right to pay or withhold any such sales, use or transfer taxes, and setoff any such payment or withholding against the Purchase Price.

      12.2 NOTICES. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized overnight courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, three days after mailing if sent by mail, and one day after dispatch if sent by overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.2:

            (a) If to Purchaser:

                    Red Wing Software, Inc.
                    6726 S Revere Parkway
                    Centennial, CO 80112
                    Attention: President
                    Phone: (303) 792-3606
                    Fax: (303) 792-0256

                    with a copy to:

                    E*Law Group
                    3555 W. 110th Place
                    Westminster, CO 80031
                    Attention: Jeremy W. Makarechian, Esq.
                    Phone: (303) 410-8988
                    Fax: (303) 410-0468

            (b) If to a Selling Party:

                    c/o Active IQ Technologies, Inc.
                    5720 Smetana Drive, Suite 101
                    Minnetonka, MN 55343
                    Attention: Chief Executive Officer
                    Phone: (952) 345-6600
                    Fax: (952) 345-6601
                    with a copy to:
                    Maslon Edelman Borman & Brand, LLP
                    90 South 7th Street, Suite 3300
                    Minneapolis, MN 55402
                    Attention: William M. Mower
                    Phone: (612) 672-8200
                    Fax: (612) 642-8358

or to such other address as the party in question may have furnished to the other parties by written notice given in accordance with this Section 12.2.

      12.3 HEADINGS. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

      12.4 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

      12.5 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules thereto and the Transactional Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

      12.6 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the prior written consent of each other party and any purported assignment without such consent will be void; except that either Purchaser on the one hand, and the Selling Parties on the other, without the other's consent, assign this Agreement (and the Transactional Agreements (a) to any of their respective majority-owned subsidiaries, (b) by operation of law, or (c) in connection with any merger, consolidation or sale of all or substantially all of their assets or in connection with any similar transaction.

      12.7 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the indemnification rights of the Purchaser Indemnitees under Section 11.

      12.8 AMENDMENT; WAIVER. This Agreement may not be amended or modified except by an instrument in writing signed by the Selling Parties and Purchaser. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Waiver of any term or condition of this Agreement will only be effective if and to the extent documented in a writing signed by the party making or granting such waiver and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

      12.9 GOVERNING LAW; VENUE. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Minnesota applicable to contracts executed and performed entirely within the State of Minnesota, without regard to the principles of choice of law or conflicts or law of any jurisdiction.

      12.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

      12.11 CONSTRUCTION OF AGREEMENT. This Agreement and the Transactional Agreements have been negotiated by Purchaser, the Selling Parties and their respective attorneys, and the parties hereto waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document. Unless otherwise indicated, the words "include," "includes," "including" and "such as" when used herein will be deemed in each case to be followed by the words "without limitation." Each reference herein to a law, statute, regulation, document or agreement will be deemed in each case to include all amendments thereto.

      12.12 EFFECT OF SCHEDULES. The Disclosure Schedule will be arranged in separate parts corresponding to the numbered and lettered Sections contained in
Section 4. Notwithstanding anything to the contrary contained herein or in any of the Schedules, any information disclosed in one of such Schedules will be deemed to be disclosed in any other Schedules to which such information is relevant to the extent it is readily apparent from the actual text of such disclosure that it is relevant to such other Schedules.

      12.13 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including costs, expenses and fees on any appeal).

      12.14 PAYMENTS BY PURCHASER. The Purchaser shall have the right, but not the obligation, to pay on behalf of any of the Selling Parties any amounts owed by such party if the Purchaser reasonably believes such amounts may be attributable to the Acquired Business or the Purchased Assets or that the intended recipient of such payments would make a claim against the Purchased Assets or Purchaser if such amount was not paid. The Selling Parties shall promptly be notified of any planned payment of such amounts by Purchaser and shall have a period to object to such payment(s), which period shall not exceed the shorter of (i) that period ending 20 days after the date of such notice or
(ii) that period ending five days prior to the absolute payment date contained in the demand made by the intended recipient of such payment. Upon receipt of an objection during such period, Purchaser shall not make such payment; provided, however, that Purchaser may proceed to make such payment if the Selling Parties do not satisfy the payment demand made by such intended recipient within 10 days of delivering its objection to Purchaser or by the payment date contained in the original demand, as the case may be. In the event of any such payment by the Purchaser, the Purchaser shall be promptly reimbursed by the Selling Parties, and shall otherwise be entitled to all remedies hereunder, including, without limitation, setoff and indemnification.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of February 17, 2003.

"PURCHASER":                              Red Wing Software, Inc.

                                          By:    /s/ James C. Long
                                             -----------------------------------
                                          Name:  James C. Long
                                          Title: President


"PARENT":                                 Active IQ Technologies, Inc.

                                          By:    Jack A. Johnson
                                             -----------------------------------
                                          Name:  Jack A. Johnson
                                          Title: President


"SELLER":                                 Red Wing Business Systems, Inc

                                          By: /s/ Mark Dacko
                                             -----------------------------------
                                          Name:  Mark Dacko
                                          Title: Chief Financial Officer


                                          Champion Business Systems, Inc

                                          By:    /s/ Mark Dacko
                                             -----------------------------------
                                          Name:  Mark Dacko
                                          Title: Chief Financial Officer

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

      For purposes of the Agreement (including this Exhibit A):

      ACQUIRED BUSINESS. "Acquired Business" shall have the meaning specified in Recital A to this Agreement:

      ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent or the Purchaser) contemplating or otherwise relating to any Acquisition Transaction.

      ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving: (a) the sale, license, disposition or acquisition of any of the Purchased Assets or the Business; or (b) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving or affecting any of the Purchased Assets or the Business.

      AGREEMENT. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule, other Schedules and Exhibits attached hereto), as it may be amended from time to time.

      ASSUMED CONTRACTS. "Assumed Contracts" shall have the meaning specified in
Section 1.1(e) of the Agreement.

      ASSUMED LIABILITIES. "Assumed Liabilities" shall have the meaning specified in Section 1.3 of the Agreement.

      BALANCE SHEET. "Balance Sheet" shall have the meaning specified in Section
4.4 of the Agreement.

      BALANCE SHEET DATE. "Balance Sheet Date" shall have the meaning specified in Section 4.4 of the Agreement.

      BOOKS AND RECORDS. "Books and Records" shall mean the lists of customers and suppliers, books of account, contracts and all records of the Selling Parties relating to the Purchased Assets and Assumed Liabilities of the Acquired Business, together with all drawings, designs, specifications, plans, instructions, manufacturing data, advertising material and all other technical and sales material of the Selling Parties relating to the Purchased Assets or the Acquired Business, whether or not contained in the electronic data base of the Selling Parties or otherwise. The term Books and Records shall not, however, be construed to include any of the corporate records of the Selling Parties, including stock and shareholder records, corporate minute books, and other such corporate records and documents.

      BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

      BUSINESS. "Business" shall have the meaning specified in Recital A to this Agreement.

      CLOSING. "Closing" shall have the meaning specified in Section 3.1 of the Agreement.

      CLOSING DATE. "Closing Date" shall have the meaning specified in Section
3.1 of the Agreement.

      CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

      CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      CONTRACT. "Contract" shall mean, with respect to any Person, any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature to which such Person is a party or by which its properties or assets may be bound or affected or under which it or its respective business, properties or assets receive benefits.

      DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

      DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Selling Parties, a copy of which is attached to the Agreement as Exhibit I and incorporated in the Agreement by reference.

      EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall mean shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable thereto), which is or has been maintained, contributed to, or required to be contributed to, by the Selling Parties or any affiliate of the Selling Parties for the benefit of any employee of the Business, or with respect to which the any of the Selling Parties has or may have any liability or obligation.

      ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      ENTITY. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint f company), firm or other enterprise, association, organization or entity.

      EXCLUDED ASSETS. "Excluded Assets" shall have the meaning specified in
Section 1.2 of the Agreement.

      EXCLUDED LIABILITIES. "Excluded Liabilities" shall have the meaning specified in Section 1.4 of the Agreement.

      GAAP. "GAAP" shall mean United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Balance Sheet was prepared. When used in reference to the Balance Sheet and the Closing Balance Sheet, GAAP shall mean generally accepted accounting principles applicable to interim financial statements.

      GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:

      (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

      (b)   right under any Contract with any Governmental Body.

      GOVERNMENTAL BODY. "Governmental Body" shall mean any:

      (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

      (b) federal, state, local, municipal, foreign or other government;

      (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

      (d) multinational organization or body; or

      (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

      INDEMNIFICATION TERMINATION DATE. "Indemnification Termination Date" shall mean the 12-month anniversary of the Closing Date.

      INSOLVENCY ACTION. "Insolvency Action" means, with respect to a Person, any or all of the following actions, events or proceedings: (a) the filing, with respect to such Person, of a voluntary or involuntary petition for relief under any Insolvency Proceeding; (b) such Person or any of its assets or properties otherwise becoming the subject of an Insolvency Proceeding; (c) the formal or informal, voluntary or involuntary, dissolution, liquidation or winding up of such Person, or any efforts to initiate or carry out such dissolution, liquidation or winding up; (d) the appointment of (or efforts or attempts to appoint) a receiver, liquidator, sequestrator, trustee, custodian or other similar officer with respect to such


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

Person or any part of its assets or properties; (e) any composition of the indebtedness of such Person or any general or special assignment for the benefit of such Person's creditors; or (f) such Person's ceasing to conduct business for any reason other than such Person's being merged or consolidated with another entity and other than, with regard to the Selling Parties, following consummation of the transactions contemplated hereby.

      INSOLVENCY PROCEEDING. "Insolvency Proceeding" means any or all of the following actions, events or proceedings: (a) any voluntary or involuntary case under the United States Bankruptcy Code, as amended (the "Bankruptcy Code"), and any successor law or laws thereto; and (b) any case, action or other proceeding under any bankruptcy, insolvency, debt reorganization or similar law (whether now or hereafter in effect) of any state, country or other jurisdiction which seeks or provides for the relief of or reorganization or delay of debts generally or the liquidation and distribution of a Person's assets in satisfaction of its debts.

      KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Selling Party shall be deemed to have "Knowledge" of a particular fact or matter if any director, officer or employee of such Selling Party had Knowledge of a particular fact or other matter. Purchaser shall be deemed to have "Knowledge" of a particular fact or matter if James Long or Ken Hilton had Knowledge of a particular fact or matter.

      LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

      LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

      MATERIAL. "Material" shall mean any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity or group of entities.

      MATERIAL ADVERSE CHANGE. "Material Adverse Change" shall mean with respect to any entity or group of entities any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole.

      NONCOMPETITION PERIOD. "Noncompetition Period" shall have the meaning specified in Section 6.1(b) of the Agreement.

      ORDER. "Order" shall mean any:

      (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

      (b) Contract with any Governmental Body that is or has been entered into in connection with any Proceeding.

      ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of the Selling Parties shall not be deemed to have been taken in the "Ordinary Course of Business" unless such action is:

      (a) recurring in nature, consistent with past practices and taken in the ordinary course of normal day to day operations;

      (b) taken in accordance with sound and prudent business practices;

      (c) does not require any other separate or special authorization of any nature; and

      (d) similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day to day operations of other Entities that are engaged in businesses similar to Seller's business.

      PERSON. "Person" shall mean any individual, Entity or Governmental Body.

      PRE-CLOSING PERIOD. "Pre-Closing Period" shall mean the period from the date of the Agreement through the Closing Date.

      PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is or has been commenced, brought, conducted or heard by or before, or that otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

      PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, customer list, url, proprietary right or other intellectual property right or intangible asset. Proprietary Assets shall include all current and prior versions of the software known as Profit, Profit Gold, iProfit, Controller, Red Wing DOS, Windows Accounting Series, TurningPoint, Red Wing Payroll, DOS Payroll, AgChek DOS, AgChek Windows, Red Wing Cow/Calf, Red Wing Crop/Chem, Horizon and Perception with all related modules and any other software with similar features and functionality (the "Software");

      PURCHASE PRICE. "Purchase Price" shall have the meaning specified in
Section 2.1 of the Agreement.

      PURCHASED ASSETS. "Purchased Assets" shall have the meaning specified in
Section 1.1 of the Agreement.

      PURCHASER. "Purchaser" shall mean Red Wing Software, Inc., a Delaware corporation.


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

      PURCHASER INDEMNITEES. "Purchaser Indemnitees" shall mean the following
Persons:

      (a)   the Purchaser;

      (b)   the Purchaser's current and future affiliates; and

      (c)   the respective Representatives of the Persons referred to in clauses
            (a) and (b) above.

      PURCHASER NOTES. "Purchaser Notes" shall have the meaning specified in
Section 2.1 of the Agreement.

      RELATED PARTY. Each of the following shall be deemed to be a "Related Party":

      (a) each individual who is, or who has at any time been, an officer or director of any of the Selling Parties;

      (b) each holder or beneficial owner of more than ten percent (10%) of the capital stock of any of the Selling Parties; and

      (c) any Entity (other than the Selling Parties) in which any one of the Persons referred to in clauses "(a)"or "(b)" above holds (or in which more than one of such individuals collectively hold), directly or indirectly, beneficially or otherwise, a material voting, proprietary or equity interest, including, without limitation, any subsidiary of Parent.

      REPRESENTATIVES. "Representatives" of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and other representatives of such party, including, without limitation, in the case of Parent, all subsidiaries of Parent and all such persons with respect to such subsidiaries. The Related Parties shall be deemed to be "Representatives" of the Selling Parties.

      SELLER. "Seller" shall have the meaning set forth in the preamble to this Agreement.

      SELLER CONTRACT. "Seller Contract" shall mean any Contract:

      (a) to which any of the Selling Parties is a party; and

      (b) by which any of the Purchased Assets is or may become bound or under which any of the Selling Parties has, or may become subject to, any obligation related to the Purchased Assets; or

      (c) under which any of the Selling Parties has or may acquire any right or interest related to the Purchased Assets in any respect.

      SOLVENT. "Solvent" means, with respect to any Person on a particular date, that on such date: (a) the fair value of the assets of such Person is greater than the total amount of Liabilities of such Person; (b) the total present fair salable value of the assets of such Person on a going concern basis is not less than the amount that will be required to pay the Liabilities of such Person as they become absolute and matured; and (c) such Person is generally paying such Person's debts (other than those subject to bona fide disputes) as they become due and payable. The amount of contingent Liabilities (such as litigation, guarantees and pension plan Liabilities) at any time will be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured Liability.


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

      TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

      TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean this Agreement and each of the exhibits and schedules thereto, and documents referenced therein.

      TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including, without limitation, the sale of the Purchased Assets by the Selling Parties to the Purchaser, and the performance by the Selling Parties and the Purchaser of their respective obligations under the Transactional Agreements and the exercise by the Selling Parties and the Purchaser of their respective rights under the Transactional Agreements.


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